                                                                    EXHIBIT 4.3

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                                CREDIT AGREEMENT

                                     AMONG

                      GOODRICH PETROLEUM COMPANY, L.L.C.,
                                  AS BORROWER

                                 COMPASS BANK,
                            AS AGENT AND AS A LENDER

                                      AND

                       THE OTHER LENDERS NOW OR HEREAFTER
                                 PARTIES HERETO




                               January 31, 2001




                            REVOLVING LINE OF CREDIT



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

                               Table of Contents


                                                                            Page

ARTICLE I  DEFINITIONS AND INTERPRETATION...................................  1
     1.1  Terms Defined Above...............................................  1
     1.2  Additional Defined Terms..........................................  1
     1.3  Undefined Financial Accounting Terms.............................. 15
     1.4  References........................................................ 15
     1.5  Articles and Sections............................................. 15
     1.6  Number and Gender................................................. 15
     1.7  Incorporation of Exhibits......................................... 15
ARTICLE II  TERMS OF FACILITY............................................... 15
     2.1  Revolving Line of Credit.......................................... 15
     2.2  Use of Loan Proceeds.............................................. 16
     2.3  Interest.......................................................... 17
     2.4  Repayment of Loans and Interest................................... 17
     2.5  Outstanding Amounts............................................... 17
     2.6  Time, Place, and Method of Payments............................... 18
     2.7  Borrowing Base Determinations..................................... 18
     2.8  Mandatory Prepayments............................................. 19
     2.9  Voluntary Prepayments............................................. 19
     2.10 Commitment Fee; Reduction of Commitment Amount.................... 19
     2.11 Loans to Satisfy Obligations of Borrower.......................... 19
     2.12 Security Interest in Accounts; Right of Offset.................... 20
     2.13 General Provisions Relating to Interest........................... 20
     2.14 Yield Protection.................................................. 21
     2.15 Limitation on Types of Loans...................................... 23
     2.16 Illegality........................................................ 24
     2.17 Limitations on Interest Periods................................... 24
     2.18 Power of Attorney................................................. 24
     2.19 Facility Fee...................................................... 25
ARTICLE III  CONDITIONS..................................................... 25
     3.1  Receipt of Loan Documents and Other Items......................... 25
     3.2  The Acquisition Portion........................................... 27
     3.3  Each Loan......................................................... 27
ARTICLE IV  REPRESENTATIONS AND WARRANTIES.................................. 29
     4.1  Due Authorization................................................. 29
     4.2  Corporate Existence............................................... 29
     4.3  Valid and Binding Obligations..................................... 29
     4.4  Security Instruments.............................................. 29
     4.5  Title to Assets................................................... 29
     4.6  Scope and Accuracy of Financial Statements........................ 30
     4.7  No Material Misstatements......................................... 30
     4.8  Liabilities, Litigation, and Restrictions......................... 30
     4.9  Authorizations; Consents.......................................... 30
     4.10 Compliance with Laws.............................................. 30

                               Table of Contents
                                  (continued)


                                                                            Page

     4.11 ERISA............................................................. 30
     4.12 Environmental Laws................................................ 31
     4.13 Compliance with Federal Reserve Regulations....................... 31
     4.14 Investment Company Act Compliance................................. 31
     4.15 Public Utility Holding Company Act Compliance..................... 31
     4.16 Proper Filing of Tax Returns; Payment of Taxes Due................ 31
     4.17 Refunds........................................................... 32
     4.18 Gas Contracts..................................................... 32
     4.19 Intellectual Property............................................. 32
     4.20 Casualties or Taking of Property.................................. 32
     4.21 Locations of Borrower and Guarantors.............................. 32
     4.22 Subsidiaries...................................................... 32
     4.23 Scope of Collateral............................................... 33
ARTICLE V  AFFIRMATIVE COVENANTS............................................ 33
     5.1  Maintenance and Access to Records................................. 33
     5.2  Quarterly Financial Statements; Compliance Certificates........... 33
     5.3  Annual Financial Statements; Compliance Certificates.............. 33
     5.4  Oil and Gas Reserve Reports....................................... 33
     5.5  Hedging Position.................................................. 34
     5.6  Title Opinions; Title Defects..................................... 34
     5.7  Notices of Certain Events......................................... 34
     5.8  Letters in Lieu of Transfer Orders; Division Orders............... 36
     5.9  Additional Information............................................ 36
     5.10 Compliance with Laws.............................................. 36
     5.11 Payment of Assessments and Charges................................ 37
     5.12 Maintenance of Corporate Existence and Good Standing.............. 37
     5.13 Further Assurances................................................ 37
     5.14 Fees and Expenses................................................. 37
     5.15 Operation of Oil and Gas Properties............................... 38
     5.16 Maintenance and Inspection of Properties.......................... 38
     5.17 Maintenance of Insurance.......................................... 38
     5.18 Maintenance of Operating Accounts................................. 38
     5.19 Indemnification................................................... 39
ARTICLE VI  NEGATIVE COVENANTS.............................................. 39
     6.1  Indebtedness; Contingent Obligations.............................. 40
     6.2  Liens............................................................. 40
     6.3  Sales of Assets................................................... 40
     6.4  Leasebacks........................................................ 41
     6.5  Loans; Advances; Investments...................................... 41
     6.6  Changes in Corporate Structure.................................... 41
     6.7  Dividends and Distributions....................................... 41
     6.8  Transactions with Affiliates...................................... 41
     6.9  Lines of Business................................................. 41

                               Table of Contents
                                  (continued)


                                                                            Page

     6.10 ERISA Compliance.................................................. 42
     6.11 Consolidated Tangible Net Worth................................... 42
     6.12 EBITDAX to Interest Expense Ratio................................. 42
     6.13 Current Ratio..................................................... 42
ARTICLE VII  EVENTS OF DEFAULT.............................................. 42
     7.1  Enumeration of Events of Default.................................. 42
     7.2  Remedies.......................................................... 44
ARTICLE VIII  THE AGENT..................................................... 45
     8.1  Appointment of Agent.............................................. 45
     8.2  Limitation on Liability of Agent.................................. 46
     8.3  Agent also a Lender............................................... 46
     8.4  Credit Decision by Each Lender.................................... 46
     8.5  Agent Not Required to Act......................................... 47
     8.6  Agent's Knowledge................................................. 47
     8.7  Agent May Resign.................................................. 47
     8.8  Lending Procedures................................................ 48
     8.9  Letters of Credit................................................. 48
     8.10  Receipts to be Shared............................................ 49
ARTICLE IX  MISCELLANEOUS................................................... 49
     9.1  Transfers; Participations......................................... 49
     9.2  Survival of Representations, Warranties, and Covenants............ 50
     9.3  Notices and Other Communications.................................. 50
     9.4  Parties in Interest............................................... 50
     9.5  Rights of Third Parties........................................... 51
     9.6  No Waiver; Rights Cumulative...................................... 51
     9.7  Survival Upon Unenforceability.................................... 51
     9.8  Amendments; Waivers............................................... 51
     9.9  Controlling Agreement............................................. 51
     9.10 Release by Borrower............................................... 52
     9.11 Governing Law..................................................... 52
     9.12 Jurisdiction and Venue............................................ 52
     9.13 Waiver of Rights to Jury Trial.................................... 52
     9.14 Entire Agreement.................................................. 52
     9.15 Counterparts...................................................... 52
     9.16 Release of Security Instruments................................... 53

                               CREDIT AGREEMENT


          This CREDIT AGREEMENT is made and entered into this 31st day of January, 2001, by and among GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (the "Borrower"), the financial institutions (collectively, the "Lenders") now or hereafter party hereto, and COMPASS BANK, an Alabama state chartered banking institution (the "Agent"), acting as agent for the Lenders, and is joined in for the limited purpose of making the representations, warranties, and covenants set forth in Articles IV, V, and VI only by GOODRICH PETROLEUM CORPORATION, a Delaware corporation ("Goodrich") and by GOODRICH PETROLEUM COMPANY - LAFITTE, L.L.C., a Louisiana limited liability company ("Lafitte").

                              W I T N E S S E T H:

          In consideration of the mutual covenants and agreements herein contained, the Borrower, the Agent and the Lenders hereby agree as follows, amending and restating in its entirety the Credit Agreement dated as of September 23, 1999, by and between the Borrower and Compass Bank, as heretofore amended, restated, or supplemented (the "Existing Credit Agreement"):


                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined Above. As used in this Credit Agreement, the terms "Borrower," "Existing Credit Agreement," "Goodrich," "Lafitte," "Agent" and "Lenders," shall have the meaning assigned to them hereinabove.

     1.2 Additional Defined Terms. As used in this Credit Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

          "Acquisition Portion" means that portion of the Loan Balance in excess of (i) for the period from and after the date hereof through and including January 31, 2001, $22,350,000, (ii) for the period from and after February 1, 2001 through and including February 28, 2001, $21,800,000 and (iii) for the period from and after March 1, 2001 through and including March 31, 2001, $21,250,000. From and after April 1, 2001, the Acquisition Portion shall be $0.

          "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg.
     (S)240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

          "Additional Costs" shall mean costs which any Lender reasonably determines are attributable to its obligation to make or its making or maintaining any LIBO Rate Loan, or any reduction in any amount receivable by such Lender in respect of any such obligation or any LIBO Rate Loan, resulting from any Regulatory Change which (a) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its
     Note in respect of any LIBO Rate Loan (other than taxes imposed on the overall net income of such Lender), (b) imposes or modifies any reserve, special deposit, minimum capital, capital rates, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including LIBO Rate Loans and Dollar deposits in the London interbank market in connection with LIBO Rate Loans), or any commitments of such Lender hereunder, or (c) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

          "Agreement" shall mean this Credit Agreement, as it may be amended, supplemented, or restated from time to time.

          "Applicable LIBO Rate" shall mean, for any Interest Period for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the LIBO Rate for such Interest Period for such LIBO Rate Loan plus the Applicable Margin for LIBO Rate Loans, but in no event shall such rate exceed the Highest Lawful Rate.

          "Applicable Margin" shall mean, as to each Floating Rate Loan, zero percent (0%), and as to each LIBO Rate Loan, 2.25% at all times that the Borrowing Base Utilization is greater than 75%, 2.00% at all times that the Borrowing Base Utilization is greater than 50% but less than or equal to 75% and 1.75% at all times that the Borrowing Base Utilization is less than or equal to 50%.

          "Applications" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

          "Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the lesser of the Commitment Amount or the Borrowing Base in effect at such time minus (b) the Loan Balance at such time.

          "Borrower Membership Interests" shall mean all of the issued and outstanding equity interests in and to the Borrower which are owned by Goodrich.

          "Borrowing Base" shall mean, at any time, the amount determined in accordance with Section 2.7 and then in effect.

          "Borrowing Base Utilization" for any calendar quarter means the ratio (expressed as a percentage) of (i) the aggregate unpaid principal balance of the Obligations as of the last day of the preceding calendar quarter to
     (ii) the amount by which the Maximum Borrowing Base exceeds the Acquisition Amount as of the last day of the preceding calendar quarter; provided, however that the Borrowing Base Utilization for the period from the date hereof through March 31, 2001 shall be 39%. The Borrowing Base Utilization applicable to each calendar quarter shall determined on the basis of a written certification by the Borrower delivered to the Agent within five
     (5) days after the end of the preceding calendar quarter (in the absence of which the Borrowing Base Utilization shall be presumed to be 100%).

          "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit I, by the Borrower to the Agent for a borrowing, conversion, or prepayment pursuant to Sections 2.1 or 2.9 or issuance of a Letter of Credit, each of which shall:

          (a)  be signed by a Responsible Officer of the Borrower;

          (b) specify the amount and type of the Loan or Letter of Credit requested, and, as applicable, the Loan to be converted or prepaid and the date of the borrowing, conversion or prepayment or Letter of Credit issuance(which shall be a Business Day);

          (c) when requesting a Floating Rate Loan, be delivered to the Agent no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing, conversion or prepayment; and

          (d) when requesting a LIBO Rate Loan, be delivered to the Agent no later than 10:00 a.m., Central Standard or Daylight Savings Time, as the case may be, the second Business Day preceding the requested borrowing, conversion, or prepayment and designate the Interest Period requested with respect to such LIBO Rate Loan.

          "Business Day" shall mean a day other than a day when commercial banks are authorized or required to close in the State of Texas and, with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, which is a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Change of Control" shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Goodrich or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Goodrich such that such nominees, when added to any existing director remaining on the Board of Directors of Goodrich after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of Goodrich. As used herein (a)

     "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the United States Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the United States Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person (I) other than Goodrich or any of its Subsidiaries and (II) other than any trust for any employee benefit plan of Goodrich or any of its Subsidiaries; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

          "Closing Date" shall mean January 31, 2001.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean the Mortgaged Properties, the Lafitte Membership Interests, the Borrower Membership Interests, all other Property of the Borrower and Lafitte and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

          "Commitment" shall mean the obligation of the Lenders, subject to applicable provisions of this Agreement, to make Loans to or for the benefit of the Borrower pursuant to this Agreement or to issue (or acquire participation interests in) Letters of Credit. The initial Commitments of the respective Lenders are set forth on the signature pages hereto.

          "Commitment Amount" shall mean $50,000,000.

          "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

          "Commitment Termination Date" shall mean April 1, 2003.

          "Commonly Controlled Entity" shall mean any Person which is under common control with the Borrower or any Guarantor within the meaning of
     Section 4001 of ERISA.

          "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit II, executed by a Responsible Officer of the Borrower and the

     Guarantors and furnished to the Agent from time to time in accordance with the terms hereof.

          "Consolidated Net Income" shall mean, for any period, the net income of Goodrich and its Subsidiaries, on a consolidated basis, for such period, determined in accordance with GAAP.

          "Consolidated Tangible Net Worth" shall mean, without duplication, total assets, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of Goodrich and its Subsidiaries, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, and goodwill, minus (d) total liabilities, as would, in accordance with GAAP, be reflected on a consolidated balance sheet of Goodrich and its Subsidiaries.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or
     (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

          "Cover" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

          "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

          "Default Rate" shall mean a per annum interest rate equal to the Index Rate from time to time in effect plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

          "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

          "EBITDAX" shall mean, for any period, (a) Consolidated Net Income for such period plus (b) Interest Expense (without duplicate addition of capitalized cash interest payments), taxes, exploration expense, depreciation, amortization, depletion, and other non-cash expenses for such period deducted in the determination of Consolidated Net Income minus (c) capitalized general and administrative expenses for such period included in the determination of Consolidated Net Income minus (d) non-cash income for such period included in the determination of Consolidated Net Income.

          "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of any Related Party, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of any Related Party or the business conducted thereon.

          "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

          "Event of Default" shall mean any of the events specified in Section 7.1.

          "Existing Notes" shall mean the Note, as such term is defined in the Existing Credit Agreement, in existence prior to the Closing Date.

          "Existing Loan Documents" shall mean the Loan Documents, as such term is defined in the Existing Credit Agreement, in existence prior to the Closing Date.

          "Existing Security Instruments" shall mean the Security Instruments, as such term is defined in the Existing Credit Agreement, in existence prior to the Closing Date.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

          "Financial Statements" shall mean statements of the financial condition as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Majority Lenders and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

          "Floating Rate" shall mean an interest rate per annum equal to the greater of (i) the Index Rate from time to time in effect plus the Applicable Margin for Floating Rate Loans or (b) the Federal Funds Rate from time to time in effect plus 1/2%, but in no event exceeding the Highest Lawful Rate.

          "Floating Rate Loan" shall mean any Loan and any portion of the aggregate unpaid principal balance of the Loans which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the aggregate unpaid principal balance of the Loans, bear interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

          "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

          "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Guaranties" shall mean, collectively, the Guaranty of each Guarantor dated the Closing Date, in each case guaranteeing the payment and performance of the Obligations as provided therein, as each may be ratified, amended, restated, or supplemented from time to time.

          "Guarantors" shall mean Goodrich, Lafitte and any other Person hereafter executing a guaranty of the Obligations.

          "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other Requirement of Law.

          "Hedging Agreement" shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction.

          "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

          "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money and capitalized leases, and (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).

          "Index Rate" shall mean, on any day, the prime rate as published in The Wall Street Journal's "Money Rates" table for such day. If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the Index Rate. In the event that a prime rate is not published in The Wall Street Journal's "Money Rates" table, the Agent will choose a substitute Index Rate, for purposes of calculating the Floating Rate, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal's "Money Rates" tables.

          "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

          "Insolvent" or "Insolvency" shall mean, with respect to any Multiemployer Plan, that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

          "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

          "Interest Expense" for any period means cash interest payments (including capitalized cash interest payments) on all Indebtedness, including the Obligations, during such period.

          "Interest Period" shall mean, subject to the limitations set forth in
     Section 2.17, with respect to any LIBO Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter, as the Borrower may request in the Borrowing Request for such Loan.

          "Investment" in any Person shall mean any stock, bond, note, or other evidence of Indebtedness, or any other security of, or investment or partnership interest in, such Person.

          "Lafitte Membership Interests" shall mean all of the issued and outstanding equity interests in and to Lafitte.

          "Letter of Credit" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

          "Letter of Credit Agreement" means the Letter of Credit Agreement dated concurrently herewith executed by and among Borrower, Agent and Lenders, as it may from time to time be amended, modified, restated or supplemented.

          "Letter of Credit Documents" means the Letter of Credit Agreement, the Letters of Credit and the Applications.

          "Letter of Credit Liabilities" shall have the meaning ascribed to such term in the Letter of Credit Agreement.

          "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the rate for deposits in Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If, for any reason, such rate is not available, then "LIBO Rate" shall mean, with respect to any Interest Period, the rate per annum determined by the Agent to be the arithmetic average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the rate per annum as quoted to Agent by leading reference banks at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for settlement in immediately available funds by leading reference banks in the London interbank market for a period equal to such Interest Period and in the approximate amount of such LIBO Rate Loan.

          "LIBO Rate Loan" shall mean any Loan and any portion of the aggregate unpaid principal balance of the Loans which the Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the aggregate unpaid principal balance of the Loans, bear interest at the Applicable LIBO Rate and which is permitted by the terms hereof to bear interest at the Applicable LIBO Rate.

          "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for the purpose of this Agreement, any Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

          "Limitation Period" shall mean any period while any amount remains owing on the Notes and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

          "Loan" shall mean any loan made by the Lenders to or for the benefit of the Borrower pursuant to this Agreement.

          "Loan Balance" shall mean, at any time, the sum of the aggregate outstanding principal balance of the Notes and the aggregate outstanding Letter of Credit Liabilities at such time.

          "Loan Documents" shall mean this Agreement, the Notes, the Guaranties, the Security Instruments, the Letter of Credit Documents, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, the Guaranties, the Security Instruments, the Loans or the Letters of Credit, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

          "Majority Lenders" means Lenders with 75% or more of the Commitment (or, at any time that the Commitment has been terminated, 75% or more of the aggregate outstanding principal balance of the Obligations).

          "Material Adverse Effect" shall mean (a) any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of the Borrower or any Guarantor, (b) any adverse effect upon the business operations, properties, condition (financial or otherwise), or prospects of the Borrower or any Guarantor which increases the risk that any of the Obligations will not be repaid as and when due, or
     (c) any adverse effect upon the Collateral.

          "Maximum Borrowing Base Amount" means (i) for the period from and after the date hereof through and including January 31, 2001, $30,000,000,
     (ii) for the period from and after February 1, 2001 through and including February 28, 2001, $23,800,000, (iii) for each calendar month thereafter through and including April, 2001, the Maximum Borrowing Base Amount for the immediately preceding calendar month minus $1,550,000 and (iv) for each calendar month thereafter, the Maximum Borrowing Base Amount for the immediately preceding calendar month minus $550,000.

          "Mortgaged Properties" shall mean all Oil and Gas Properties of the Borrower and Lafitte subject to a perfected first-priority Lien in favor of the Agent, subject only to Permitted Liens, as security for the Obligations.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Notes" shall mean the promissory notes of the Borrower payable to the order of the respective Lenders in an original principal amount equal to their pro rata share of the

     Commitment, together with all renewals, extensions for any period, increases, and rearrangements thereof.

          "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes or arising under the Letters of Credit, (b) the obligation of the Borrower for the payment of fees and expenses pursuant to the Loan Documents, (c) the obligations of the Guarantors under the Guaranties, and (d) all other obligations and liabilities of the Borrower or the Guarantors to the Agent or any Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

          "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances, and Properties appertaining, belonging, affixed, or incidental thereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor,
     (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor,
     (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling hydrocarbons securing obligations not constituting

     Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of the owner of the relevant Property or materially detract from the value or use of the Property to which they apply, and other Liens expressly permitted under the Security Instruments and (g) Liens securing the obligations and liabilities under letters of credit issued by Compass Bank as described in Section 6.1(g) hereof (which Liens shall be evidenced by the Security Instruments and shall be pari passu with the Liens securing the Obligations).

          "Person" shall mean an individual, corporation, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

          "Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower, any Guarantor, or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Principal Office" shall mean the principal office of the Agent in Houston, Texas, presently located at 24 Greenway Plaza, 14th Floor, Houston, Texas 77046.

          "Prohibited Transaction" shall have the meaning assigned to such term in Section 4975 of the Code.

          "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

          "Regulatory Change" shall mean the passage, adoption, institution, or modification of any federal, state, local, or foreign Requirement of Law (including, without limitation, Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of banks including the applicable Lender or its applicable lending office.

          "Related Party" shall mean any of the Borrower, the Guarantors or the Subsidiaries of Goodrich. "Related Parties" shall mean the Borrower, the Guarantors and all Subsidiaries of Goodrich.

          "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower or any Guarantor.

          "Reorganization" shall mean, with respect to any Multiemployer Plan, that such Plan is in reorganization within the meaning of such term in
     Section 4241 of ERISA.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. (S)2615.

          "Requirement of Law" shall mean, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "Reserve Report" shall mean each report delivered to the Agent pursuant to Section 5.4.

          "Responsible Officer" shall mean, as to any Person, its President or chief financial officer.

          "Security Instruments" shall mean the Existing Security Instruments, the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subsidiary" shall mean, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

          "Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action or any comparable state registries or list in any state of the United States.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

     1.3 Undefined Financial Accounting Terms. Undefined financial accounting terms used in this Agreement shall be defined according to GAAP at the time in effect.

     1.4 References. References in this Agreement to Exhibit, Article, or Section numbers shall be to Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Article, or Section in which such reference appears.

     1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     1.7 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.


                                  ARTICLE II

                               TERMS OF FACILITY

     2.1  Revolving Line of Credit.

          (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, each Lender agrees, during the Commitment Period, to make Loans (pro rata based upon their respective Commitments) to or for the benefit of the Borrower. Loans shall be made in such amounts as the Borrower may request; provided, however, no Loan shall be made in an amount exceeding the then existing Available Commitment, and the Loan Balance shall not exceed at any time the lesser of the Commitment Amount or the Borrowing Base then in effect. Loans shall be made in immediately available funds at the Principal Office from time to time on any Business Day designated by the Borrower in its Borrowing Request.

          (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period. Each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $250,000. Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a LIBO Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period. Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of LIBO Rate Loans having the same Interest Period shall be at least equal to $1,000,000; and if any LIBO Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Floating Rate Loan during such period.

          (c) The Borrower and the Lenders agree pursuant to Chapter 346 ("Chapter 346") of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this Agreement, the Notes or any of the Obligations and that neither the Notes nor any of the Obligations shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

          (d)  The Loans shall be evidenced by the Notes.

          (e) The obligations of Lenders hereunder are several and not joint, and the provisions of this Agreement will give rise to certain inappropriate results if special provisions are not made to accommodate the failure of a Lender to fund a Loan as and when required by this Agreement; therefore, notwithstanding anything herein to the contrary, (I) no Lender shall be required to make Loans at any one time outstanding in excess of such Lender's pro rata share of the Available Commitment and (II) if a Lender fails to make a Loan as and when required hereunder and Borrower subsequently makes a repayment on the Loans, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective pro rata shares of the Commitment until each Lender has its pro rata share of all of the outstanding Loans, and the balance of such repayment shall be divided among all of the Lenders in accordance with their respective pro rata shares.

     2.2 Use of Loan Proceeds. (a) As of the Closing Date, indebtedness in the amount of $9,275,000 is outstanding under the Existing Credit Agreement.
Such indebtedness shall be renewed, extended, and rearranged pursuant to the terms of this Agreement, the Notes, and the relevant Borrowing Request and shall for all purposes be deemed a borrowing hereunder. Proceeds of all subsequent Loans and all Letters of Credit shall be used solely for general corporate purposes of the Borrower and the Guarantors; provided, however, that the Acquisition Portion may only be used for the acquisition of oil and gas reserves.

     2.3 Interest. Subject to the terms of this Agreement (including, without limitation, Section 2.13), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Applicable LIBO Rate for each LIBO Rate Loan. Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand at any time as to all or any portion of such interest. In the event that the Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate
Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. If any payment remains past due for ten (10) days, a late charge equal to five percent (5%) of such payment shall also be due and payable (subject, however, to the provisions of Section 20 hereof).

     2.4  Repayment of Loans and Interest.

          (a) Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the first day of January, 2001, and continuing on the first day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Floating Rate Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant LIBO Rate Loan. The aggregate unpaid principal balance of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Commitment Termination Date.

          (b) At the time of making each payment hereunder or under the Notes, the Borrower shall specify to the Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied. In the event the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion.

     2.5 Outstanding Amounts. Each Lender is irrevocably authorized by the Borrower to attach to and make a part of its Note a ledger reflecting amounts advanced to or paid by the Borrower and to attach to and make a part of such Note a continuation of any such schedule of advances and payments, as and when required. All Loans and all payments and prepayments made on account of the principal thereof and all conversions of Loans shall be reflected by an appropriate notation on such ledger or any continuation thereof attached to the applicable Notes; provided, however, the failure of any Lender to do so shall not relieve the Borrower of its liability hereunder or under the Notes or subject the Borrower to additional liability hereunder or under the Notes. The outstanding principal balance of the Notes reflected by the notations by the Lenders on their records or ledger sheets affixed to the Notes shall be deemed rebuttably presumptive evidence of the principal amount owing on the Notes. The liability for payment of principal and interest evidenced by the Notes shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

     2.6 Time, Place, and Method of Payments. All payments required by Borrower pursuant to this Agreement, the Notes, or any other Loan Document shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Agent on the next Business Day following receipt if such receipt is after 2:00 p.m., Houston, Texas, time on any Business Day, and shall be made at the Principal Office. Except as provided to the contrary herein, if the due date of any payment under any Loan Document would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

     2.7 Borrowing Base Determinations. The Borrowing Base as of the date hereof is acknowledged by the Borrower, the Agent and the Lenders to be $30,000,000, inclusive of the Acquisition Portion. The Borrowing Base shall be redetermined each April 1 and October 1 during the Commitment Period on the basis of information supplied by the Borrower in compliance with the provisions of this Agreement, including, without limitation, Reserve Reports, and all other information available to the Lenders. In addition, the Lenders shall, in the normal course of business following a request of the Borrower, redetermine the Borrowing Base; provided, however, the Lenders shall not be obligated to respond to more than two such requests during any calendar year, and in no event shall the Lenders be required to redetermine the Borrowing Base more than once in any three-month period, including, without limitation, each scheduled semi-annual redetermination provided for above. Notwithstanding the foregoing, the Lenders may at their discretion redetermine the Borrowing Base at any time and from time to time. Upon each determination of the Borrowing Base by the Lenders, the Agent shall notify the Borrower in writing of such determination, and the Borrowing Base so communicated to the Borrower shall become effective upon such written notification and shall remain in effect until the next subsequent determination of the Borrowing Base. The Borrowing Base shall represent the determination by the Lenders, in accordance with the applicable definitions and provisions herein contained and their customary lending practices for loans of this nature, of the value, for loan purposes, of the Mortgaged Properties, subject, in the case of any increase in the Borrowing Base, to the approval of the Borrower and the credit approval process of the Lenders. Furthermore, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrower to be essential for the adequate protection of the Lenders. Notwithstanding anything to the contrary set forth herein, the Borrowing Base shall not exceed the Maximum Borrowing Base

Amount unless the Lenders shall have given their prior written approval, which may be given or denied in their sole and absolute discretion (and which approval may be conditioned upon payment to the Lenders of additional facility fees in an amount equal to or greater than 3/8% times the amount by which the Borrowing Base is so permitted to exceed $30,000,000).

     2.8 Mandatory Prepayments. If at any time the Loan Balance exceeds the lesser of the Commitment Amount or the Borrowing Base then in effect, the Borrower shall, within 30 days of notice from the Agent of such occurrence, (a) prepay, or make arrangements acceptable to the Lenders for the prepayment of (or, in respect of Letter of Credit Liabilities, provide Cover for), the amount of such excess for application on the Loan Balance (such prepayment may be made in the form of up to six (6) monthly installments, each in an amount equal to or greater than 1/6th of the amount of such excess, to be due and payable on the first day of each of the next six (6) calendar months), (b) provide additional collateral, of character and value satisfactory to the Lenders in their sole discretion, to secure the Obligations by the execution and delivery to the Agent of security instruments in form and substance satisfactory to the Lenders, or
(c) effect any combination of the alternatives described in clauses (a) and (b) of this Section and acceptable to the Lenders in their sole discretion.

     2.9   Voluntary Prepayments.   Subject to applicable provisions of this
Agreement, the Borrower shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) the Borrower shall give the Agent notice of each such prepayment or conversion of all or any portion of a LIBO Rate Loan no less than two Business Days prior to prepayment or conversion, (b) any LIBO Rate Loan may be prepaid or converted only on the last day of an Interest Period for such Loan, (c) the Borrower shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (d) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

     2.10 Commitment Fee; Reduction of Commitment Amount. To compensate the Lenders for maintaining funds available, the Borrower shall pay to the Agent, for the account of each Lender, a commitment fee in the amount of (i) at all times that the Borrowing Base Utilization is greater than 50%, 0.50% per annum and (ii) at all times that the Borrowing Base Utilization is less than or equal to 50%, 0.375% per annum, calculated on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment of each Lender. Such accrued commitment fees shall be due and payable on the first day of January, 2001, the first day of each third calendar month thereafter during the Commitment Period, and on the Commitment Termination Date. The Borrower may, with 30 days' written notice to the Agent, reduce the Commitment Amount (and any such reduction shall be irrevocable); provided that Borrower may not thereby decrease the Available Commitment to an amount less than the Loan Balance.

     2.11 Loans to Satisfy Obligations of Borrower. The Lenders may, but shall not be obligated to, make Loans for the benefit of the Borrower and apply proceeds thereof to the satisfaction of any condition, warranty, representation, or covenant of the Borrower or any Guarantor contained in this Agreement or any other Loan Document. Such Loans shall be evidenced by the Notes, shall bear interest at the Default Rate, and shall be payable upon demand.

     2.12 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, the Borrower hereby transfers, assigns, and pledges to the Agent and grants to the Agent a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with any Lender, with such interest of such Lender to be retransferred, reassigned, and/or released by such Lender, as the case may be, at the expense of the Borrower upon payment in full and complete performance of all Obligations. All remedies as secured party or assignee of such funds shall be exercisable by the Agent upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Agent the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of the Borrower now or hereafter or from time to time on deposit with any Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

     2.13 General Provisions Relating to Interest.

              (a) It is the intention of the parties hereto to comply strictly with all applicable usury laws. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate.

              (b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lenders (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Lenders but for the effect of such Limitation Period.

              (c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrower stipulates that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws of the State of Texas or the United States of

          America, the result of mathematical error on the part of the Borrower and the Lenders; and the Lenders shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Lenders or notice thereof from the Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid to the Lenders which by law are deemed interest, if any, shall be credited by the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrower.

              (d) All sums paid, or agreed to be paid, to the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

              (e) On each day, if any, that the Texas Finance Code establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the "weekly ceiling" (as defined in (S)303 of the Texas Finance Code) for that day. The Lenders may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code.

     2.14 Yield Protection.

              (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders from time to time such amounts as the Lenders may determine are necessary to compensate them for any Additional Costs incurred by the Lenders.

              (b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders from time to time on request such amounts as the Lenders may determine are necessary to compensate the Lenders for any costs attributable to the maintenance by the Lenders (or any applicable lending office of a Lender), pursuant to any Regulatory Change, of capital in respect of their pro rata shares of the Commitment, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of the Lenders (or any Applicable Lending Office) to a level below that which the applicable Lender (or any applicable lending office of a Lender) could have achieved but for such Regulatory Change.

              (c) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrower shall pay to the Lenders such amounts as shall be sufficient in the reasonable opinion of the Lenders to compensate them for any loss, cost, or expense incurred by and as a result of:

                   (i) any payment, prepayment, or conversion by the Borrower of a LIBO Rate Loan on a date other than the last day of an Interest Period for such Loan; or

                   (ii) any failure by the Borrower to borrow a LIBO Rate Loan or to convert a Floating Rate Loan into a LIBO Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request;

          such compensation to include, without limitation, with respect to any LIBO Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed or converted for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component (as reasonably determined by the Lenders) of the amount (as reasonably determined by the Lenders) the Lenders would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period.

              (d) Determinations by any Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, its obligation to make Loans, or on amounts receivable by it in respect of Loans or such obligations, and the additional amounts required to compensate such Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis. The applicable Lender shall furnish the Borrower (with a copy to Agent) with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error. The applicable Lender shall (i) notify the Borrower and Agent, as promptly as practicable after such Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section and (ii) designate a different applicable lending office for the Loans of such Lender affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. If any Lender requests compensation from the Borrower under this Section, the Borrower may, by notice to Agent, require that the Loans by the Lenders of the type with respect to which such compensation is requested be converted into Floating Rate Loans in accordance with Section. Any compensation requested by any Lender pursuant to this Section shall be due and payable to such Lender within five days of delivery of any such notice by such Lender to the Borrower.

              (e) Each Lender agrees that it shall not request, and the Borrower shall not be obligated to pay, any sums payable pursuant to this Section unless (i) the applicable costs or sums shall have been paid or incurred not more than ninety (90) days prior to such request and (ii) similar additional costs and other sums payable are also generally assessed by such Lender against other customers of such Lender similarly situated where such customers are subject to documents providing for such assessment.

              (f) Amounts becoming due under this Section shall be payable within twenty (20) days after demand therefor by the applicable Lender to the Borrower.

     2.15 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, no more than three separate Loans shall be outstanding at any one time, with, for purposes of this Section, all Floating Rate Loans constituting one Loan, and all LIBO Rate Loans for the same Interest Period constituting one Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any LIBO Rate Loan for any Interest Period therefor:

              (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the deposits referred to in the definition of "LIBO Rate" in Section 1.2 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for such Loan as provided in this Agreement; or

              (b) the Agent determines (which determination shall be conclusive) that the rates of interest referred to in the definition of "LIBO Rate" in Section 1.2 upon the basis of which the rate of interest for such Loan for such Interest Period is to be determined do not accurately reflect the cost to the Lenders of making or maintaining such Loan for such Interest Period, then the Agent shall give the Borrower prompt notice thereof. So long as such condition remains in effect, the Lenders shall be under no obligation to make LIBO Rate Loans or to convert Loans of any other type into LIBO Rate Loans; and the Borrower shall, on the last day of the then current Interest Period for each outstanding LIBO Rate Loan, either prepay such LIBO Rate Loan or convert such Loan into another type of Loan in accordance with Section 2.9. Before giving such notice pursuant to this Section, the Lenders will designate a different available applicable lending office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans hereunder and will not, in the opinion of the Lenders, be disadvantageous to the Lenders.

     2.16 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or any Lender's applicable lending office to (a) honor its obligation to make LIBO Rate Loans hereunder or
(b) maintain LIBO Rate Loans hereunder, then the Agent shall promptly notify the Borrower thereof; and the obligation of the Lenders hereunder to make LIBO Rate Loans and to convert Floating Rate Loans into LIBO Rate Loans shall be suspended until such time as each Lender may again make and maintain LIBO Rate Loans, and the outstanding LIBO Rate Loans shall be converted into Floating Rate Loans in accordance with Section 2.9. Before giving such notice pursuant to this Section, the Lenders will designate a different available Applicable Lending Office for LIBO Rate Loans or take such other action as the Borrower may request if such designation or action will avoid the need to suspend the obligation of the Lenders to make LIBO Rate Loans and will not, in the opinion of the Lenders, be disadvantageous to the Lenders.

     2.17 Limitations on Interest Periods. Each Interest Period selected by the Borrower (a) which commences on the last Business Day of a calendar month (or, with respect to any LIBO Rate Loan, any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise commence before and end after the Commitment Termination Date shall end on the Commitment Termination Date, and (d) shall have a duration of not less than one month, as to any LIBO Rate Loan, and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Floating Rate Loan during such period.

     2.18 Power of Attorney. The Borrower hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and delivering any and all of the letters in lieu of transfer orders delivered by the Borrower to the Lender pursuant to Section 3.1 or
Section 5.5, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. The Borrower hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent and the Lenders under the Loan Documents and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrower or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

     2.19  Facility Fee.   The Borrower hereby agrees to pay to Compass Bank,
concurrently with the execution and delivery of this Agreement, a facility fee in the amount of $10,000. The Borrower hereby further agrees to pay to each Lender as of the date hereof other than Compass Bank, concurrently with the execution and delivery of this Agreement, a facility fee in an amount equal to 3/8% times the pro rata share of each Lender in the Maximum Borrowing Base Amount (and, to the extent additional Lenders are added after the date hereof by reason of an assignment from Compass Bank with the prior written consent of the Borrower, Borrower agrees that it shall pay to such Lenders, concurrently with the effective date of such assignments, facility fees in an amount equal to 3/8% times the pro rata shares of such Lenders in the Maximum Borrowing Base Amount).


                                  ARTICLE III

                                   CONDITIONS

     The obligations of the Lenders to enter into this Agreement and to make Loans (and the obligations of Compass Bank to Issue any Letter of Credit) are subject to the satisfaction of the following conditions precedent:

     3.1 Receipt of Loan Documents and Other Items. The Lenders shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Lenders, and the Lenders shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the applicable Person or Persons, all in form and substance satisfactory to the Lenders and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Lenders:

              (a) multiple counterparts of this Agreement, as requested by the Lenders;

              (b)  the Notes;

              (c)  the Guaranties;

              (d) copies of the organizational documents and all amendments thereto of the Borrower and each Guarantor, accompanied by a certificate issued by the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be, to the effect that each such copy is correct and complete;

              (e) certificates of incumbency and signatures of all officers of the Borrower and each Guarantor who are authorized to execute Loan Documents on behalf of such entities, each such certificate being executed by the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be;

              (f) copies of resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the boards of directors of the Borrower and each Guarantor, accompanied by certificates of the secretary or an assistant secretary of the Borrower or such Guarantor, as the case may be, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of the Borrower or such Guarantor, as the case may be, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

              (g) multiple counterparts, as requested by the Lenders, of the following documents establishing Liens in favor of the Agent in and to the Collateral securing the Obligations:

                   (i) Mortgage, Deed of Trust, Indenture, Security Agreement, Assignment of Production, and Financing Statement from the Borrower covering all Oil and Gas Properties of the Borrower and all improvements, personal property, and fixtures related thereto, and Financing Statements constituent thereto;

                   (ii) Mortgage, Deed of Trust, Indenture, Security Agreement,
              Assignment of Production, and Financing Statement from Lafitte covering all Oil and Gas Properties of Lafitte and all improvements, personal property, and fixtures related thereto, and Financing Statements constituent thereto;

                   (iii) Security Agreements from the Borrower and the
              Guarantors covering the Borrower Membership Interests, the Lafitte Membership Interests and all other personal Property of the Borrower and the Guarantors, and Financing Statements constituent thereto; and

                   (iv) undated letters, in form and substance satisfactory to the Agent, from the Borrower and Lafitte to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Agent (with the use of such letters of lieu to be subject to the restrictions set forth in Section 5.8 hereof);

              (h) certificates evidencing the Lafitte Membership Interests and the Borrower Membership Interests, with stock powers or transfer instruments, as the case may be, endorsed in blank, and Federal Reserve Forms U-1 properly completed and executed;

              (i) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each of the Borrower and the Guarantors in their jurisdictions of organization and in any other jurisdictions where they do business;

              (j) results of searches of the UCC Records of (i) the Secretary of State of the States of Louisiana and Texas, in the name of the Borrower, (ii) of the Secretary of State of the States of Louisiana and Texas in the name of Goodrich and (iii) of the Secretary of State of the States of Louisiana and Texas in the name of Lafitte, each from a source acceptable to the Agent and reflecting no Liens other than Permitted Liens and no Liens against any Collateral;

              (k) confirmation, acceptable to the Lenders, of the title to the Mortgaged Properties, free and clear of Liens other than Permitted Liens;

              (l) all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Mortgaged Properties requested by the Lenders;

              (m)  engineering reports covering the Mortgaged Properties;

              (n) the opinion of counsel to the Borrower and the Guarantors acceptable to the Lenders, in form and substance acceptable to the Lenders;

              (o) certificates evidencing the insurance coverage required pursuant to Section 5.17 ;

              (p) receipt by the Agent and the Lenders of all fees then required to be paid pursuant to this Agreement or any of the other Loan Documents; and

              (q) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Lenders may reasonably request.

     3.2 The Acquisition Portion. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loan which includes any of the Acquisition Portion unless the Lenders shall be satisfied that the purchase price of the applicable acquisition is less than or equal to 85% of the present net worth (discounted at 9%) of the reserves to be acquired as determined by Lenders based on the Compass Bank Policy Price Guidelines and that at least 85% of the reserves to be acquired are classified as proved developed producing.

     3.3 Each Loan. In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loan (and Compass Bank shall not be obligated to issue any Letter of Credit) unless:

              (a) the Borrower shall have delivered to the Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan or Letter of Credit; each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan or Letter of Credit;

              (b) no Event of Default or Default shall exist or will occur as a result of the making of the requested Loan or Letter of Credit;

              (c) if requested by the Lenders, the Borrower shall have delivered evidence satisfactory to the Lenders substantiating any of the matters contained in this Agreement which are necessary to enable the Borrower to qualify for such Loan or Letter of Credit;

              (d) the Lenders shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Lenders with respect to such Loan or Letter of Credit;

              (e) no event shall have occurred which, in the reasonable opinion of the Lenders, could have a Material Adverse Effect;

              (f) each of the representations and warranties contained in this Agreement shall be true and correct and shall be deemed to be repeated by the Borrower as if made on the requested date for such Loan or Letter of Credit;

              (g) the Guaranties and all of the Security Instruments shall be in full force and effect and provide to the Agent the security intended thereby;

              (h) neither the consummation of the transactions contemplated hereby nor the making of such Loan or Letter of Credit shall contravene, violate, or conflict with any Requirement of Law;

              (i) each of the Borrower and the Guarantors shall hold full legal title to the Collateral pledged by such entity and be the sole beneficial owner thereof;

              (j) the Borrower shall have paid all fees and expenses payable by the Borrower hereunder for which invoices have been presented as of or prior to the date of the relevant Loan or Letter of Credit, including, without limitation, estimated fees charged by filing officers and other public officials incurred or to be incurred in connection with the filing and recordation of any Security Instruments, for which invoices have been presented as of or prior to the date of the requested Loan or Letter of Credit; and

              (k) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Lenders.

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     To induce the Lenders to enter into this Agreement and extend credit to the Borrower, each of the Borrower and the Guarantors represents and warrants to the Lenders (which representations and warranties shall survive the delivery of the Notes) that:

     4.1 Due Authorization. The execution and delivery by the Borrower of this Agreement and the borrowings hereunder, the execution and delivery by the Borrower of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution and delivery of the Security Instruments by the Borrower and the performance of all obligations of the Borrower under the Loan Documents are within the power of the Borrower, have been duly authorized by all necessary corporate action by the Borrower, and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law or the certificate or articles of incorporation and bylaws or other organizational or governing documents of the Borrower, (c) contravene or conflict with any indenture, instrument, or other agreement to which the Borrower is a party or by which any Property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in or upon any Property of the Borrower other than as contemplated by the Loan Documents.

     4.2 Corporate Existence. Each Related Party is duly organized, legally existing, and in good standing under the laws of its state of organization and is duly qualified as a foreign entity and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

     4.3 Valid and Binding Obligations. All Loan Documents to which the Borrower is a party, when duly executed and delivered by the Borrower, will be the legal, valid, and binding obligations of such entity, enforceable against the Borrower in accordance with their respective terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Agent a legal, valid, and enforceable Lien in the Collateral described therein, which Liens, assuming the possession by the Agent of the certificates evidencing the Lafitte Membership Interests and the Borrower Membership Interests, and the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens.

     4.5 Title to Assets. Each Related Party has good and indefeasible title to all of its Properties, free and clear of all Liens except Permitted Liens.

     4.6 Scope and Accuracy of Financial Statements. The Financial Statements of Goodrich as of December 31, 1999 and as of September 30, 2000 provided to the Lenders present fairly the financial position and results of operations and cash flows of Goodrich and its Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since September 30, 2000, which could reasonably be expected to have a Material Adverse Effect.

     4.7 No Material Misstatements. No information, exhibit, statement, or report furnished to the Lenders by or at the direction of any Related Party in connection with this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

     4.8 Liabilities, Litigation, and Restrictions. Other than as listed under the heading "Liabilities" on Exhibit III, no Related Party has any liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of any Collateral. Except as set forth under the heading "Litigation" on Exhibit III, no litigation or other action of any nature affecting any Related Party is pending before any Governmental Authority or, to the best knowledge of the Borrower, threatened against or affecting any Related Party. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of any Related Party or the ownership and operation of its Property other than such as relate generally to Persons engaged in business activities similar to those conducted by such Related Party.

     4.9 Authorizations; Consents. Except as expressly contemplated by this Agreement, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize or is otherwise required in connection with the valid execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party or any instrument contemplated hereby, the repayment by the Borrower of the Notes and interest and fees provided in the Notes and this Agreement, or the performance by the Borrower or any Guarantor of its Obligations.

     4.10 Compliance with Laws. Each Related Party and its Properties are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA.

     4.11 ERISA. No Reportable Event has occurred with respect to any Single Employer Plan, and each Single Employer Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. To the best knowledge of the Borrower, (a) no Reportable Event has occurred with respect to any Multiemployer Plan, and (b) each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Single Employer Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable to any Multiemployer Plan, neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or such Commonly Controlled Entity were to withdraw completely from such Multiemployer Plan. Neither the Borrower nor any Commonly Controlled Entity has received notice that any Multiemployer Plan is Insolvent or in Reorganization. To the best knowledge of the Borrower, no such Insolvency or Reorganization is reasonably likely to occur. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower and all Commonly Controlled Entities for post-retirement benefits to be provided to the current and former employees of the Borrower and all Commonly Controlled Entities under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) will, in the aggregate, have a Material Adverse Effect.

     4.12 Environmental Laws. Except as described on Exhibit III under the heading "Environmental Matters:"

              (a) no Property of any Related Party is currently on or has ever been on, or is adjacent to any Property which is on or has ever been on, any federal or state list of Superfund Sites;

              (b) no Hazardous Substances have been generated, transported, and/or disposed of by any Related Party at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

              (c) no Release of Hazardous Substances by any Related Party or from, affecting, or related to any Property of any Related Party or adjacent to any Property of any Related Party has occurred; and

              (d) no Environmental Complaint has been received by any Related Party.

     4.13 Compliance with Federal Reserve Regulations. No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U, or X.

     4.14 Investment Company Act Compliance. No Related Party is or is directly or indirectly controlled by or acting on behalf of any Person which is an "investment company" or an "affiliated person" of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.15 Public Utility Holding Company Act Compliance. No Related Party is a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.16 Proper Filing of Tax Returns; Payment of Taxes Due. Each Related Party has duly and properly filed its United States income tax return and all other tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of each Related Party with respect to taxes and other governmental charges are adequate.

     4.17 Refunds. Except as described on Exhibit III under the heading "Refunds," no orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in any Related Party being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons from any of its Properties.

     4.18 Gas Contracts. Except as described on Exhibit III under the heading "Gas Contracts," no Related Party (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of its Properties at some future date without receiving full payment therefor within 90 days of delivery, or (b) is subject to or has produced gas, in any material amount, subject to, or owns Properties subject to, balancing rights of third parties or balancing duties under governmental requirements, except as to such matters for which such Related Party has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

     4.19 Intellectual Property. Each Related Party owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person with the respect to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property; and neither the Borrower nor any Guarantor knows of any valid basis for any such claim. The use of such Intellectual Property by the relevant Related Party does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of any Related Party.

     4.20 Casualties or Taking of Property. Except as disclosed on Exhibit III under the heading "Casualties," since September 30, 2000, neither the business nor any Property of any Related Party has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God.

     4.21 Locations of Borrower and Guarantors. The principal place of business and chief executive office of the Borrower and Guarantors is located at 333 Texas Street, Suite 1375, Shreveport, Louisiana 71101 or at such other location as the Borrower may have, by proper written notice hereunder, advised the Agent, provided that such other location is within a state in which appropriate financing statements from the Borrower or the applicable Guarantor, as the case may be, in favor of the Agent have been filed.

     4.22 Subsidiaries. Goodrich has no Subsidiaries except the Borrower and Lafitte, the Borrower has no Subsidiaries except Lafitte and Lafitte has no Subsidiaries.

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

     4.23 Scope of Collateral. The Collateral constitutes all of the real and personal Property owned by the Borrower and the Guarantors.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower shall and shall cause each of its Subsidiaries to, and Goodrich and Lafitte shall and shall cause each of their respective Subsidiaries, to:

     5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and promptly following the reasonable request of the Agent, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrower, allow the Agent or any Lender to make and take away copies thereof.

     5.2 Quarterly Financial Statements; Compliance Certificates. Deliver to each Lender, on or before the 45th day after the close of each quarterly period of each fiscal year of Goodrich, (a) a copy of the unaudited consolidated and consolidating Financial Statements of Goodrich as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by the chief financial officer of Goodrich as having been prepared in accordance with GAAP consistently applied and as a fair presentation of the condition of Goodrich and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments, and (b) a Compliance Certificate.

     5.3 Annual Financial Statements; Compliance Certificates. Deliver to each Lender, on or before the 120th day after the close of each fiscal year of Goodrich, (a) a copy of the annual audited consolidated Financial Statements of Goodrich, together with the audit report issued in connection therewith, (b) a copy of the annual unaudited consolidating Financial Statements of Goodrich, and
(c) a Compliance Certificate.

     5.4   Oil and Gas Reserve Reports.

              (a) Deliver to each Lender, no later than the last day of March of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Majority Lenders, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Majority Lenders as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of each of the Related Parties (designated by entity) as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Oil and Gas Properties, discounted at a stated per annum discount rate of such reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such reserves, and (iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Related Parties (designated by entity).

              (b) Deliver to each Lender, no later than the last day of September of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Majority Lenders prepared by or under the supervision of the chief petroleum engineer or geologist of the Related Parties evaluating the Oil and Gas Properties of the Related Parties (designated by entity) as of July 1 of the year for which such reserve reports are furnished and updating the information provided in the reports pursuant to Section 5.4(a).

              (c) Deliver to each Lender, on or before the 45th day after the close of each month, a report of monthly production of its Oil and Gas Properties, setting forth production volumes for oil, gas, other hydrocarbons and water, broken out by major fields or by major wells, in each case to the satisfaction of the Majority Lenders.

              (d) Each of the reports provided pursuant to clauses (a) and (b) of this Section shall be submitted to the Lenders in ARIES or other compatible electronic format. Each of the reports provided pursuant to this Section shall be accompanied by additional data concerning pricing, quantities of production from the Oil and Gas Properties, volumes of production sold, purchasers of production, gross revenues, expenses, and such other information and engineering and geological data with respect thereto as the Majority Lenders may reasonably request.

     5.5 Hedging Position. Deliver to each Lender, on or before the 45th day after the close of each month, a report of the position of the Borrower and the Guarantors in respect of Hedging Agreements and of all Indebtedness with respect to Hedging Agreements.

     5.6 Title Opinions; Title Defects. Promptly upon the request of the Agent, furnish to the Agent title opinions, in form and substance and by counsel satisfactory to the Agent, or other confirmation of title acceptable to the Agent, covering such Oil and Gas Properties of the Borrower as may be requested by the Agent; and promptly, but in any event within 30 days after notice by the Agent of any defect, material in the opinion of the Agent in value, in the title of the Borrower to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Agent or any Lender to do so.

     5.7 Notices of Certain Events. Deliver to each Lender, immediately upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Borrower and setting forth the relevant event or circumstance and the steps being taken with respect to such event or circumstance:

              (a) any Default or Event of Default;

              (b) any default or event of default under any contractual obligation of any Related Party, or any litigation, investigation, or proceeding between any Related Party and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

              (c) any litigation or proceeding involving any Related Party as a defendant or in which any Property of any Related Party is subject to a claim and in which the amount involved is $500,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

              (d)  the receipt by any Related Party of any Environmental
          Complaint;

              (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any Related Party, or adjacent to any Property of any Related Party following any allegation of a violation of any Requirement of Law;

              (f) any Release of Hazardous Substances by any Related Party or from, affecting, or related to any Property of any Related Party, or adjacent to any Property of any Related Party, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which could reasonably be expected to have a Material Adverse Effect;

              (g) any Reportable Event or imminently expected Reportable Event with respect to any Plan; any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; the institution of proceedings or the taking of any other action by the PBGC, the Borrower or any Commonly Controlled Entity or Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or any Prohibited Transaction in connection with any Plan or any trust created thereunder and the action being taken by the Internal Revenue Service with respect thereto;

              (h) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

              (i) any change in the senior management of the Borrower or any Guarantor;

              (j) the Borrower's or any Guarantor's acquisition or ownership of any estate (fee simple or leasehold) of real or personal Property, wherever located, which is not included in the Collateral; and

              (k) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

     5.8 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Agent at any time and from time to time, and without limitation on the rights of the Agent pursuant to Section 2.18, execute (or cause to be executed) such letters in lieu of transfer orders, in addition to the letters signed by the Borrower and Lafitte and delivered to the Agent in satisfaction of the condition set forth in Section 3.1(h) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property. The Agent agrees that none of the letters in lieu of transfer or division orders provided by the Borrower pursuant to this Agreement will be sent to the addressees thereof and the Agent shall not otherwise direct any purchaser of production from the Mortgaged Property to make payments with respect thereto to the Agent prior to the occurrence and except during the occurrence of an Event of Default, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters and direct purchasers of production from the Mortgaged Property to make payments with respect thereto to the Agent.

     5.9 Additional Information. Furnish to each Lender, within five days after any material report (other than financial statements) or other communication is sent by any Related Party to its stockholders or filed by any Related Party with the Securities and Exchange Commission or any successor or analogous Governmental Authority, copies of such report or communication and, promptly upon the request of the Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of any Related Party as the Agent may from time to time request; and notify the Agent not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in name or the location of the principal place of business or chief executive office of any Related Party; and upon the request of the Agent, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

     5.10 Compliance with Laws. Comply with all applicable Requirements of Law, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) all permits, licenses, registrations, approvals, and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of any Related Party, (ii) required for the performance of the operations of any Related Party, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and cause all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of each Related Party, while such Persons are acting within the scope of their relationship with such Related Party, to comply with all such Requirements of Law as may be necessary or appropriate to enable such Related Party to so comply.

     5.11 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against its Property, except any of the foregoing being contested in good faith and as to which adequate reserve in accordance with GAAP has been established or unless failure to pay would not have a Material Adverse Effect.

     5.12 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdictions of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same.

     5.13 Further Assurances. Promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances and instruments as shall, in the opinion of the Lenders, be necessary to fulfill the terms of the Loan Documents.

     5.14  Fees and Expenses.

              (a) Upon request by the Agent, promptly pay all reasonable fees and expenses of the Agent in connection with the preparation, negotiation, syndication, execution, delivery, administration, and enforcement of this Agreement and the other Loan Documents and any amendments, restatements, or supplements thereto, the satisfaction of the conditions precedent set forth herein, the filing and recordation of Security Instruments, and the consummation of the transactions contemplated in the Loan Documents, including, without limitation, fees and expenses of legal counsel.

              (b) Upon request by the Agent, promptly pay (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent or any Lender to satisfy any obligation of the Borrower or any Guarantor under any of the Loan Documents; to collect the Obligations; to enforce the rights of the Agent or any Lender under any of the Loan Documents; and to protect the Properties or business of the Borrower and the Guarantors, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Agent and which amounts shall include, but not be limited to (i) all court costs, (ii) reasonable fees and expenses of legal counsel, auditors and accountants, engineers, and environmental and insurance consultants, (iii) fees and expenses incurred in connection with the participation by the Agent or the applicable Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (iv) fees and expenses incurred in connection with lifting the automatic stay prescribed in
          (S)362 Title 11 of the United States Code, and (v) fees and expenses incurred in connection with any action pursuant to (S)1129 Title

          11 of the United States Code, all reasonably incurred by the Agent or the applicable Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate, calculated on a basis of a calendar year of 360 days, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent or the applicable Lender until the date it is repaid, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

     5.15 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards. All contract operators shall be paid monthly and all royalties shall either be paid monthly or set aside in a separate account for future funding in a manner acceptable to the Agent.

     5.16 Maintenance and Inspection of Properties. Maintain all of its tangible Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit any authorized representative of the Agent or any Lender to visit and inspect, any tangible Property of any Related Party. So long as no Event of Default shall have occurred and be continuing, the Borrower shall not be required to reimburse any costs or expenses of such visits and inspections. If an Event of Default has occurred and is continuing, such visits and inspections shall be at the expense of the Borrower.

     5.17 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, all such insurance to be in amounts and from insurers acceptable to the Lenders and naming the Agent as loss payee, and, upon any renewal of any such insurance and at other times upon request by the Agent, furnish to the Agent evidence, satisfactory to the Lenders, of the maintenance of such insurance. The Agent shall have the right to collect, and the Borrower hereby assigns to the Agent, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction for which insurance proceeds relating to business interruption or Collateral exceed $2,000,000, the Agent may, at its option (and shall, upon written request by the Majority Lenders), apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, application to be made first to interest and then to principal, and shall deliver to the Borrower the balance, if any, after such application has been made. In the event of any such damage, loss, or destruction for which insurance proceeds are $2,000,000 or less or insurance proceeds which are not attributable to Collateral or business interruption, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to the Borrower.

     5.18 Maintenance of Operating Accounts. Maintain its primary operating banking accounts with the Agent.

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

     5.19 Indemnification. INDEMNIFY AND HOLD THE AGENT, THE LENDERS AND THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT OR ANY LENDER UNDER ANY SECURITY INSTRUMENT HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF ANY RELATED PARTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF ANY RELATED PARTY, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY ANY RELATED PARTY, OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY RELATED PARTY OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF ANY RELATED PARTY, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY ANY RELATED PARTY, OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF ANY RELATED PARTY WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH ANY RELATED PARTY, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE AND ENFORCEMENT OF ANY LOAN DOCUMENT, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING IN THIS SECTION ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, ON THE PART OF THE AGENT OR ANY LENDER OR ANY OF THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, OR AFFILIATES OR ANY TRUSTEE FOR THE BENEFIT OF THE AGENT OR ANY LENDER UNDER ANY SECURITY INSTRUMENT, BUT EXCLUDING ANY OCCURRENCE RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSONS; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.


                                  ARTICLE VI

                               NEGATIVE COVENANTS

     So long as any Obligation remains outstanding or unpaid or any Commitment exists, the Borrower will not, and will not permit any of its Subsidiaries to, and Goodrich and Lafitte will not, and will not permit any of their respective Subsidiaries to:

     6.1 Indebtedness; Contingent Obligations. Create, incur, assume, or suffer to exist any Indebtedness or Contingent Obligation, whether by way of loan or otherwise; provided, however, the foregoing restriction shall not apply to (a) the Obligations, (b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 60 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made (accounts payable on extended terms shall not be allowed under this exception), (c) performance guarantees, escrow accounts, and performance surety or other bonds provided in the ordinary course of business,
(d) Indebtedness with respect to Hedging Agreements entered into with a Person acceptable to the Lenders, provided that such Hedging Agreements relating to hydrocarbons cover not more than 75% of the projected monthly production from proved developed producing Oil and Gas Properties of the Borrower and Lafitte, and provide for strike prices which, at the time any such Hedging Agreement is entered into, are not less than the energy product pricing guidelines of the Agent at such time, (e) performance guaranties, escrow accounts, performance surety or other bonds provided with respect to the plugging and abandonment obligations owed by Lafitte to Stone Energy Corporation with respect to Oil and Gas Properties in which Lafitte owns a working interest, (f) trade credit (including authorizations for expenditures with respect to Oil and Gas Properties) incurred or operating leases entered into in the ordinary course of business; (g) letters of credit issued by Compass Bank for the benefit of Goodrich or any of its subsidiaries solely for the purpose of supporting hedging transactions permitted hereunder in an aggregate face amount not to exceed, at any one time outstanding, $3,000,000.

     6.2 Liens. Create, incur, assume, or suffer to exist any Lien on any of its Properties, whether now owned or hereafter acquired; provided, however, the foregoing restrictions shall not apply to Permitted Liens.

     6.3 Sales of Assets. Without the prior written consent of the Lenders, sell, transfer, or otherwise dispose of, in one or any series of transactions, any stock of any Subsidiary, any Collateral, or any other assets, whether now owned or hereafter acquired, or enter into any agreement to do so; provided, however, that, so long as no Default or Event of Default shall have occurred which is continuing and no Borrowing Base deficiency shall then exist, the foregoing restriction shall not apply to (a) the sale of hydrocarbons or inventory in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate any Related Party to deliver hydrocarbons produced from any Property at some future date without receiving full payment therefor within 90 days of delivery, (b) the sale or other disposition of Property destroyed, lost, worn out, damaged, or having only salvage value or no longer used or useful in its business, (c) the sale or other disposition of other assets (excluding any stock of any Subsidiary) which are not material to the operations of Goodrich and its Subsidiaries, taken as a whole, provided that any mandatory prepayment required as a result thereof is made at the time of such sale or disposition or (d) the sale or other disposition of Mortgaged Properties constituting not more than ten percent (10%) of the net present value of the oil and gas properties which comprise the Borrowing Base, as determined by Agent, in the aggregate during the term of this Agreement, in which event the Borrowing Base shall be adjusted by Agent and any mandatory prepayment required as a result thereof is made at the time of such sale or disposition.

     6.4 Leasebacks. Enter into any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

     6.5 Loans; Advances; Investments. Make or agree to make or allow to remain outstanding any loans or advances to or Investments in, or purchase or otherwise acquire all or substantially all of the assets of any Person, or form any new Subsidiaries; provided, however, the foregoing restrictions shall not apply to (a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees for the payment of expenses in the ordinary course of business, (c) loans, advances, or Investments by the Borrower to any Guarantor, by any Guarantor to the Borrower or by any Guarantor to any other Guarantor, (d) Investments in the form of (i) debt securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, with maturities of no more than one year, (ii) commercial paper of a domestic issuer rated at the date of acquisition at least P-2 by Moody's Investor Service, Inc. or A-2 by Standard & Poor's Ratings Services and with maturities of no more than one year from the date of acquisition, or (iii) repurchase agreements covering debt securities or commercial paper of the type permitted in this Section, certificates of deposit, demand deposits, eurodollar time deposits, overnight bank deposits and bankers' acceptances, with maturities of no more than one year from the date of acquisition, issued by or acquired from or through any Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $100,000,000, (e) other short-term Investments similar in nature and degree of risk to those described in clause (d) of this Section, or (f) other Investments not to exceed $1,000,000 in the aggregate.

     6.6 Changes in Corporate Structure. Without the prior written consent of the Lenders, which will not be unreasonably withheld, enter into any transaction of consolidation, merger, or amalgamation; liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

     6.7 Dividends and Distributions. Declare, pay, or make, whether in cash or other Property, any dividend or distribution on, any share of any class of its capital stock or other equity interests at any time; provided, however, the foregoing restrictions shall not apply to dividends on the preferred stock of Goodrich under the present terms of such preferred stock so long as no Default or Event of Default shall have occurred which is continuing (or would arise by reason of payment of such dividends).

     6.8 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates, other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

     6.9 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than those in which it is engaged as of the date hereof.

     6.10 ERISA Compliance. Permit any Plan maintained by it or any Commonly Controlled Entity to (a) engage in any Prohibited Transaction, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of any Related Party pursuant to Section 4068 of ERISA; or assume an obligation to contribute to any Multiemployer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multiemployer Plan.

     6.11 Consolidated Tangible Net Worth. Permit, as of the close of each fiscal quarter ending on or after September 30, 2000, Consolidated Tangible Net Worth to be less than the sum of (i) $22,500,000, plus (ii) for each fiscal quarter after September 30, 2000 with positive Consolidated Net Income, 50% of the Consolidated Net Income of such fiscal quarter, plus (iii) 100% of all cash equity proceeds of each offering transaction, net of expenses incurred in connection therewith, after September 30, 2000.

     6.12 EBITDAX to Interest Expense Ratio. Permit, as of the close of each fiscal quarter ending on or after September 30, 2000, the ratio of EBITDAX for such fiscal quarter to Interest Expense for such fiscal quarter to be less than
3.00 to 1.00.

     6.13 Current Ratio. Permit, as of the close of each fiscal quarter ending on or after September 30, 2000, the ratio of (a) the sum of current assets of Goodrich (determined on a consolidated basis and in accordance with GAAP) plus the Available Commitment to (b) current liabilities of Goodrich (determined on a consolidated basis and in accordance with GAAP) (other than any such current liabilities representing obligations to pay the Loans or to reimburse Letter of Credit Liabilities) to be less than 1.00 to 1.00.


                                  ARTICLE VII

                               EVENTS OF DEFAULT

     7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

              (a) default shall be made in the payment when due of any installment of principal or interest under this Agreement or the Notes or in the payment when due of any fee or other sum payable under any Loan Document and, with respect to the payment of interest only, such default shall continue for three days;

              (b) default shall be made by the Borrower or any Guarantor in the due observance or performance of any of their respective obligations under the Loan Documents, other than as described in Section 7.1(a) above or Section 7.1(c) below, and with respect to default in the observance or performance of obligations under Article V or under
          Section 6.11 only, such default shall continue for 30 days after the earlier of notice thereof to the Borrower by the Agent or knowledge thereof by the Borrower or any Guarantor;

              (c) any representation or warranty made by the Borrower or any Guarantor in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate, or data furnished or made to the Agent or any Lender in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

              (d) default shall be made by any Related Party (as principal or guarantor or other surety) in the payment or performance of any bond, debenture, note, or other Indebtedness exceeding $100,000 or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto;

              (e) any Related Party shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

              (f) an order, judgment, or decree shall be entered against any Related Party by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

              (g) the levy against any significant portion of the Property of any Related Party, or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy;

              (h) a final and non-appealable order, judgment, or decree shall be entered against any Related Party for money damages and/or Indebtedness due in an amount in excess of $1,000,000, and such order, judgment, or decree shall not be dismissed or stayed within 30 days;

              (i) any Related Party shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

              (j) any Guaranty shall for any reason cease to be in full force and effect or the Security Instruments shall for any reason not, or cease to, create valid and perfected first-priority Liens against all of the real and personal Property of the Borrower and the Guarantors (including the Borrower Membership Interests and the Lafitte Membership Interests);

              (k) any payment of royalties on Oil and Gas Properties of any Related Party shall not be made when due or any account payable of any Related Party (except as the Lenders may expressly agree in writing) shall not be paid within sixty (60) days of invoice date; or

              (l)  any Change of Control shall occur; or

              (m) any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan for which an excise tax is due or would be due in the absence of a waiver; a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; any Single Employer Plan shall terminate for purposes of Title IV of ERISA; the Borrower or any Commonly Controlled Entity shall incur, or in the reasonable opinion of the Lenders, be likely to incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or any other event or condition shall occur or exist with respect to a Plan and the result of such events or conditions referred to in this Section 7.1(n) could subject the Borrower or any Commonly Controlled Entity to any tax (other than an excise tax under Section 4980 of the Code), penalty or other liabilities which taken in the aggregate would have a Material Adverse Effect and any such circumstance shall exist for in excess of 30 days.

     7.2  Remedies.

              (a)  Upon the occurrence of an Event of Default specified in
          Section 7.1(g) or Section 7.1(h), immediately and without notice, (i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Agent in writing; and (iii) the Agent is hereby authorized to at any time and from time to time (and shall, upon written instructions from the Majority Lenders), without notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or any Lender and any and all other indebtedness at any time owing by the Agent or any Lender to or for the credit or account of the Borrower against any and all of the Obligations.

              (b) Upon the occurrence of any Event of Default other than those specified in Section 7.1(g) or Section 7.1(h), (i) the Agent may (and shall, upon written instructions from the Majority Lenders), by notice to the Borrower, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower; (ii) the Commitment shall immediately cease and terminate unless and until reinstated by the Agent in writing; (iii) the Agent may (and shall, upon written instructions from the Majority Lenders) require Borrower to pay to Agent, in immediately available funds, an amount equal to the then aggregate amount available for drawings under all Letters of Credit (which funds shall be held by Agent as Cover) and (iv) the Agent is hereby authorized to at any time and from time to time (and shall, upon written instructions from the Majority Lenders), without notice to the Borrower (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent or any Lender and any and all other indebtedness at any time owing by the Agent or any Lender to or for the credit or account of the Borrower against any and all of the Obligations although such Obligations may be unmatured.

              (c) Upon the occurrence of any Event of Default, the Agent may, in addition to the foregoing in this Section, exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

                                 ARTICLE VIII

                                   The Agent

     8.1 Appointment of Agent. Each Lender hereby irrevocably appoints and authorizes Agent to act on such Lender's behalf and to exercise such powers under the Loan Documents as are specifically delegated to or required of Agent by the terms thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of the Notes; provided that Agent shall not be required to take any action which it reasonably believes may (1) expose it to personal liability or
(2) be contrary to the Credit Documents or applicable Legal Requirements.

     8.2 Limitation on Liability of Agent. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents (1) with the consent or at the request of the Majority Lenders or (2) in the absence of its or their own gross negligence or willful misconduct (IT BEING THE EXPRESS INTENTION OF LENDERS THAT AGENT AND ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS UNDER THE CREDIT DOCUMENTS RESULTING FROM ITS OR THEIR ORDINARY OR CONTRIBUTORY NEGLIGENCE). Without limiting the generality of the foregoing, Agent (1) may treat the payee of each Note as the holder thereof until it receives written notice of the assignment or transfer thereof, in form and substance satisfactory to Agent, signed by such payee; (2) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents, other than those made by Agent; (4) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents or to inspect the Property (including the books and records) of Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, and (6) shall incur no liability under or with respect to the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

     8.3 Agent also a Lender. With respect to its Loans and Notes and its pro rata share of the Commitment, Compass Bank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not Agent. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Compass Bank in its individual capacity. Compass Bank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower and any Person who may do business with or own securities of Borrower, all as if it was not the Agent and without any duty to account therefor to Lenders.

     8.4 Credit Decision by Each Lender. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 4.6 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     8.5 Agent Not Required to Act. Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of the Loan Documents unless indemnified to its satisfaction by Lenders against loss, cost, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), pro rata in accordance with their respective Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Agent under the Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent. EACH LENDER AGREES, HOWEVER, THAT IT EXPRESSLY INTENDS UNDER THIS SECTION TO INDEMNIFY AGENT RATABLY AS AFORESAID FOR ALL SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand, pro rata in accordance with their respective Commitments, for any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents to the extent that Agent is not reimbursed for such expenses by Borrower. The provisions of this Section shall survive the termination of this Agreement and/or the payment or assignment of any of the Notes.

     8.6 Agent's Knowledge. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it shall have received notice from Borrower, a Guarantor or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." If Agent receives such a notice, it shall give notice thereof to Lenders; provided that if such notice is received from a Lender, Agent also shall give notice thereof to Borrower. Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in this Article.

     8.7 Agent May Resign. Agent may resign at any time by giving written notice thereof to Lenders and Borrower and may be removed as Agent under the Loan Documents at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the notice of resignation or removal, then the retiring Agent may, on behalf of Lenders, appoint a successor, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least

$100,000,000. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After the resignation or removal of Agent under the Credit Documents, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     8.8 Lending Procedures. Agent shall forward a copy of each Borrowing Request to Lenders promptly upon each receipt. Each Lender shall provide Agent with such Lender's pro rata share (based on their respective Commitments) of each requested Loan in immediately available funds no later than the date Borrower has requested such Loan to be made. If any Lender fails to so provide funds to Agent, then Agent may (but shall not be obligated to) advance to Borrower such Lender's pro rata share of such requested Loan; such advance shall be payable by such Lender on demand and shall bear interest at the same rate as such Loan. Agent shall disburse to Lenders all funds received by it from or on account of Borrower pursuant to the Loan Documents pro rata in accordance with the respective Commitment by wire transfer of immediately available funds (1) if such funds are received by Agent prior to 12:00 noon, Houston time, then on the day of receipt and (2) if such funds are received by Agent after 12:00 noon, then during the next Business Day, without interest, premium or penalty thereon. If Agent does not so disburse such funds, then such funds shall be payable by Agent on demand and shall bear interest from the day when due at the Federal Funds Rate. If a Lender owes any amount to Agent pursuant to this Agreement, then Agent shall give notice thereof, specifying the amount thereof and reasonable detail as to the determination thereof, to such Lender and the same shall be due and payable 15 days after the date of such notice and the provision of such detail. If a Lender does not pay the amount so due from such Lender by such date, then such amount shall be payable on demand and shall bear interest from the date when due at the Federal Funds Rate (except as provided herein regarding the failure of a Lender to advance its pro rata share of any Loan or any draw under a Letter of Credit).

     8.9 Letters of Credit. Each Lender hereby irrevocably agrees to purchase, and Compass Bank hereby irrevocably agrees to sell, an undivided interest in each Letter of Credit and each draw under each Letter of Credit in an amount equal to such Lender's pro rata share (based on their respective Commitments) of such draw, without further action by any party hereto. Compass Bank shall notify each Lender of the occurrence of a draw and such Lender's pro rata share thereof, and each Lender shall deliver immediately available funds equal to its pro rata share of such draw to Compass Bank no later than the Business Day after such Lender receives such notice; if a Lender fails to so deliver its portion of a draw to Compass, then such portion shall bear interest at the Past Due Rate until paid; provided that no Lender shall be obligated to pay to Compass Bank its pro rata share of any unreimbursed draw under a Letter of Credit to the extent it arises out of a wrongful payment made by Compass Bank as a result of its own gross negligence or willful misconduct. Upon each reimbursement of a draw (whether by Borrower or a Guarantor and whether in whole or in part) received by Compass Bank, Compass Bank shall immediately deliver the same to Agent for distribution in accordance with this Agreement.

     8.10 Receipts to be Shared. If a Lender obtains payment from or on account of the Borrower, whether directly, as a result of an offset or otherwise, then such Lender shall promptly acquire interests in the Loans, the Loan Documents and the Commitment from the other Lenders with the result that each Lender will maintain its pro rata share of the Obligations.

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1  Transfers; Participations.

              (a) The Borrower may not assign any of its rights or obligations under any Loan Document without the prior consent of the Agent and the Lenders.

              (b) Any Lender may grant participations in the Obligations or any portion thereof to any investment or commercial bank, savings and loan institution, insurance company, trust company, or affiliate of such Lender (such grantee, a "Participant"), provided that such Lender shall retain the exclusive right and obligation to administer the Loans and Letters of Credit and the grant of any participation shall not relieve such Lender of its obligations under this Agreement or under any of the other Loan Documents. In addition, with the consent of the Agent and (so long as no Event of Default shall have occurred which is continuing) the Borrower, which will not be unreasonably withheld, any Lender may sell, transfer, or assign the Obligations or any portion thereof to any financial institution (such assignee, a "Transferee"). The Borrower agrees that each Transferee may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee, and the transferor to such Transferee shall be relieved of its obligations under the Loan Documents to the extent such obligations are assumed by such Transferee. Any Lender may forward to each Participant and Transferee and prospective Participant and Transferee all documents and information relating to the Obligations, whether furnished by the Borrower or otherwise obtained, as such Lender determines necessary or desirable.

              (c) Notwithstanding anything in this Section to the contrary, any Lender may assign and pledge its Note or any interest therein to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve System and/or such Federal Reserve Bank. No such assignment or pledge shall release such Lender from its obligations hereunder.

              (d) Notwithstanding any other provisions of this Section, no transfer or assignment of the interests or obligations of any Lender or grant of participations therein shall be permitted if such transfer, assignment, or grant would require the Borrower to file a registration statement with the Securities and Exchange Commission or any successor or analogous Governmental Authority or qualify the Loans under the "Blue Sky" laws of any state.

     9.2 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding or any Commitment exists.

     9.3 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

          (a)   if to the Agent, to:

                    Compass Bank, as Agent
                    24 Greenway Plaza, 14th Floor
                    Houston, Texas 77046
                    Attention:  Energy Banking Group
                    Telecopy:  (713) 968-8292

          (b)   if to the Borrower, to:

                    Goodrich Petroleum Company, L.L.C.
                    333 Texas Street, Suite 1375
                    Shreveport, Louisiana  71101
                    Attention: Walter G. Goodrich
                    Telecopy:  (318) 429-2296

          (c) if to a Lender other than Compass Bank, to such address as such Lender may have provided to Agent for notices.

Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

     9.4 Parties in Interest. All covenants and agreements herein contained by or on behalf of the Borrower, any Guarantor, the Agent or any Lender shall be binding upon the Borrower, such Guarantor, the Agent or the applicable Lender, as the case may be, and their respective legal representatives, successors, and assigns.

     9.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Borrower and the Agent and the Lenders and their successors and assigns. No other Person (including, without limitation, the Guarantors) shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms.

     9.6 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent, the Lenders, their officers or employees, nor any failure or delay by the Agent or any Lender with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and the Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. The making of any Loan or the issuance of any Letter of Credit shall not constitute a waiver of any of the covenants, warranties, or conditions of the Borrower contained herein. In the event the Borrower is unable to satisfy any such covenant, warranty, or condition, the making of any Loan or the issuance of any Letter of Credit shall not have the effect of precluding the Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

     9.7 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

     9.8 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought. No amendment, modification or waiver of any Loan Document may be enforced against the Lenders unless it has been signed by the Majority Lenders and it does not involve (a) the forgiveness of any principal due on the Obligations; (b) the reduction of any interest rate accruing on the Obligations; (c) the reduction of any commitment fee due under this Agreement; (d) the deferral of any principal, interest or fee payment due under the Loan Documents, (e) amendment of the definition of "Borrowing Base" or any of the provisions regarding the determination of the Borrowing Base in any material respect or (f) the release of any obligor or any material portion of the Collateral securing the Obligations. Whenever any of the Loan Documents refers to "Lenders" it shall mean the Majority Lenders unless the applicable provision involves any of the matters described in the foregoing clauses (a) through (f) above, but any amendment, modification or waiver of any Loan Document involving any of the matters described in the foregoing clauses (a) through (f) above shall require execution by all of the Lenders.

     9.9 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

     9.10 Release by Borrower. The Borrower hereby releases and discharges the Agent and each Lender from all obligations, claims, losses, causes of action, and liabilities, of whatsoever kind or nature, whether heretofore or hereafter accruing, whether now known or unknown, arising under or in connection with any Existing Loan Document or any act or omission under or in connection with any Existing Loan Document; provided, however, nothing set forth in this Section shall relieve the Agent or any Lender from its obligations and liabilities under the Loan Documents to which it is a party.

     9.11 Governing Law. THIS AGREEMENT, THE NOTES, AND THE GUARANTIES AND ALL ISSUES ARISING IN CONNECTION THEREWITH AND THE TRANSACTIONS CONTEMPLATED THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW.

     9.12 Jurisdiction and Venue. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE AGENT OR THE APPLICABLE LENDER, IN COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

     9.13 Waiver of Rights to Jury Trial. The Borrower, the agent and each Lender hereby knowingly, voluntarily, intentionally, irrevocably, and unconditionally waive all rights to trial by jury in any action, suit, proceeding, counterclaim, or other litigation that relates to or arises out of any of this Agreement or any other Loan Document or the acts or omissions of the agent or any Lender in the enforcement of any of the terms or provisions of this Agreement or any other Loan Document or otherwise with respect thereto. The provisions of this section are a material inducement for the agent and each Lender entering into this Agreement.

     9.14 Entire Agreement. This Agreement amends, restates, and replaces the Existing Credit Agreement and constitutes the entire agreement among the parties hereto with respect to the subject hereof and shall supersede any prior agreement among the parties hereto, whether written or oral, relating to the subject hereof, including, without limitation, the Existing Credit Agreement. Furthermore, in this regard, this Agreement and the other written Loan Documents represent, collectively, the final agreement among the parties thereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of such parties. There are no unwritten oral agreements among such parties.

     9.15 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which for all purposes shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

     9.16 Release of Security Instruments. At such time as all of the Obligation shall have been paid in full and the Commitments shall have been terminated, the Agent shall, upon request by and at the cost and expense of the Borrower, release the Liens of the Security Instruments.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                                GOODRICH PETROLEUM COMPANY,
                                L.L.C.


                                By: /s/ ROBERT C. TURNHAM, JR.
                                   _____________________________
                                    Robert C. Turnham, Jr.,
                                    Senior Vice President

                                COMPASS BANK, as Agent and as a Lender


                                By: /s/ DOROTHY MARCHAND
                                   ____________________________
                                    Dorothy Marchand,
                                    Senior Vice President

Initial Commitment:

$20,000,000

                                BANK ONE TEXAS, NATIONAL
                                ASSOCIATION


                                By: /s/ RICHARD G. SYLVAN
                                   ____________________________

                                Name: Richard G. Sylvan
                                Title: First Vice President

Initial Commitment:

$10,000,000

     Joining in the execution hereof for the limited purpose of making the representations, warranties, and covenants set forth in Articles IV, V, and VI only:

                                GOODRICH PETROLEUM CORPORATION


                                By: /s/ ROBERT C. TURNHAM, JR.
                                   ____________________________
                                    Robert C. Turnham, Jr.,
                                    Senior Vice President


                                GOODRICH PETROLEUM COMPANY -
                                LAFITTE, L.L.C.


                                By: /s/ ROBERT C. TURNHAM, JR.
                                   ____________________________
                                    Robert C. Turnham, Jr.,
                                    Senior Vice President

                                   EXHIBIT I

                          [FORM OF BORROWING REQUEST]


Compass Bank, as Agent
24 Greenway Plaza, 14th Floor
Houston, Texas 77046
Attention:  Energy Banking Group

     Re: Credit Agreement dated as of January ____, 2001, by and among Goodrich Petroleum Company, L.L.C., certain financial institutions therein named and Compass Bank, as Agent (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

          Pursuant to the Credit Agreement, the Borrower hereby makes the requests a [_____] new Loan or [______] Letter of Credit [CHECK ONE] as indicated below:

     1.   Loans

          (a) Amount:  $________________

          (b) Requested funding or issuance date: _______________, 200___

          (c) $_________________ of such Loan is to be a Floating Rate Loan; and

              $_________________ of such Loan is to be a LIBO Rate Loan.

          (d) Requested Interest Period for LIBO Rate Loan:  _____ months.

     2. Continuation or conversion of LIBO Rate Loan maturing on ______________, 200____.

          (a) Amount to be continued as a LIBO Rate Loan is $______________, with an Interest Period of _____ months; and

          (b) Amount to be converted to a Floating Rate Loan is $______________.

     3.   Conversion of Floating Rate Loan:

          (a) Request conversion date:  ________________, 200__.



                                   EXHIBIT I

          (b) Amount to be converted to a LIBO Rate Loan is $______________, with an Interest Period of _______ months.

          The undersigned certifies that [s]he is the [______________] of the Borrower, has obtained all consents necessary, and as such is authorized to execute this request on behalf of the Borrower. The undersigned further certifies, represents, and warrants on behalf of the Borrower that no Default or Event of Default exists, and the Borrower is entitled to receive the requested borrowing under the terms and conditions of the Credit Agreement.

          Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                Very truly yours,

                                GOODRICH PETROLEUM COMPANY,
                                L.L.C.


                                By:____________________________

                                Name:__________________________

                                Title:_________________________



                                   EXHIBIT I

                        [FORM OF COMPLIANCE CERTIFICATE]

                                ________, 20___

Compass Bank, as Agent
24 Greenway Plaza, 14th Floor
Houston, Texas 77046
Attention:  Energy Banking Group

   Re: Credit Agreement dated as of January ____, 2001, by and among Goodrich Petroleum Company, L.L.C., certain financial institutions therein named and Compass Bank, as Agent (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

       Pursuant to applicable requirements of the Credit Agreement, the undersigned, as Responsible Officers of the Borrower and the Guarantors, hereby certify to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

   [1. To the best of the knowledge of the undersigned, no Default or Event of Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

   [1. To the best of the knowledge of the undersigned, the following Defaults or Events of Default exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

    2. The compliance of the Related Parties with the financial covenants of
       the Credit Agreement, as of the close of business on       , is evidenced
       by the following:

        (a) Section 6.11:  Consolidated Tangible Net Worth

            Required                                      Actual
            ________                                      ______

        Not less than the sum of $22,500,000
        plus 50% of Consolidated Net Income
        for each positive fiscal quarter after
        September 30, 2000 plus 100% of cash
        equity proceeds, net of expenses               $_______________




                                  EXHIBIT II

       (b) Section 6.12:  EBITDAX to Interest Expense Ratio

           Required                                    Actual
           ________                                    ______

       Not less than 3.00 to 1.00                  ____to 1.0

       (c) Section 6.13:  Current Ratio

           Required                                    Actual
           ________                                    ______

       Not less than 1.00 to 1.00                  ____to 1.0


   3. No Material Adverse Effect has occurred since the date of the Financial Statements dated as of _______________________.

       Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

                                Very truly yours,

                                GOODRICH PETROLEUM COMPANY,
                                L.L.C.


                                By:____________________________

                                Name:__________________________

                                Title:_________________________





                                  EXHIBIT II

                                GOODRICH PETROLEUM CORPORATION


                                By:____________________________

                                Name:__________________________

                                Title:_________________________





                                  EXHIBIT II

                                  EXHIBIT III

                                  DISCLOSURES


Section 4.8         Liabilities -- NONE

                    Litigation -- SEE ATTACHED SCHEDULE 1


Section 4.12        Environmental Matters -- NONE, EXCEPT AS REFLECTED ON
                    SCHEDULE I


Section 4.17        Refunds -- NONE


Section 4.18        Gas Contracts -- NONE


Section 4.20        Casualties -- NONE